Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

February 19, 2026

For Immediate Release

Vicor Corporation Reports Results for the Fourth Quarter and Year Ended December 31, 2025

Andover, Mass., February 19, 2026 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the fourth quarter and year ended December 31, 2025. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Product revenue for the fourth quarter ended December 31, 2025 totaled $92.7 million, a 15.3% increase from $80.4 million for the corresponding period a year ago, and a 4.5% sequential increase from $88.7 million in the third quarter of 2025.

Royalty revenue for the fourth quarter ended December 31, 2025 totaled $14.5 million, a 7.8% decrease from $15.8 million for the corresponding period a year ago, and a 33.1% sequential decrease from $21.7 million in the third quarter of 2025. The sequential decrease in Royalty revenue was the result of a catch up amount included in the Q3 result.

Gross margin increased to $59.4 million for the fourth quarter of 2025, compared to $50.4 million for the corresponding period a year ago, and decreased sequentially from $63.5 million for the third quarter of 2025. Gross margin, as a percentage of revenue, increased to 55.4% for the fourth quarter of 2025, compared to 52.4% for the corresponding period a year ago, and decreased from 57.5% for the third quarter of 2025. The sequential decrease in gross margin percentage was the result of a reduction in royalty revenue due to the Q3 catch up amount. Operating expenses increased to $43.7 million for the fourth quarter of 2025, compared to $41.2 million for the corresponding period a year ago, and increased sequentially from $42.6 million for the third quarter of 2025.

Net income for the fourth quarter was $46.5 million, or $1.01 per diluted share, compared to net income of $10.2 million or $0.23 per diluted share, for the corresponding period a year ago and net income of $28.3 million, or $0.63 per diluted share, for the third quarter of 2025. Net income in the fourth quarter included $27.3 million of tax benefit due to the partial recognition of certain deferred tax assets in the period.

Cash flow from operations totaled $15.7 million for the fourth quarter, compared to cash flow from operations of $10.1 million for the corresponding period a year ago, and cash flow from operations of $38.5 million in the third quarter of 2025. Capital expenditures for the fourth quarter totaled $5.5 million, compared to $1.7 million for the corresponding period a year ago and $4.0 million for the third quarter of 2025. Stock repurchases for the fourth quarter totaled $2.2 million, compared with $15.4 million for the third quarter of 2025. Cash and cash equivalents as of December 31, 2025 increased 11.2% sequentially to approximately $402.8 million compared to approximately $362.4 million as of September 30, 2025.

Backlog for the fourth quarter ended December 31, 2025 totaled $176.9 million, a 13.8% increase from $155.5 million for the corresponding period a year ago, and a 15.8% sequential increase from $152.8 million at the end of the third quarter of 2025.

Product revenue for the year ended December 31, 2025 totaled $350.3 million, a 12.1% increase from $312.5 million for the year ended December 31, 2024. Royalty revenue for the year ended December 31, 2025 totaled $57.4 million, a 23.2% increase from $46.6 million for the year ended December 31, 2024. Total product revenue, royalty revenue, and a $45 million patent litigation settlement increased 26.1% to $452.7 million for the year ended December 31, 2025 from total product and royalty revenue of $359.1 million for the prior year. Gross margin, as a percentage of net revenues and patent litigation settlement, increased to 57.3% for the year ended December 31, 2025, compared to 51.2% for the prior year. Net income for 2025 was $118.6 million, or $2.61 per diluted share and 26.2% of net revenues and patent litigation settlement, compared to $6.1 million, or $0.14 per diluted share and 1.7% of revenue in the prior year. Net income for 2025 included $24.0 million of tax benefit due to the partial recognition of certain deferred tax assets in the period. Cash flows from operations totaled $139.5 million for the year ended December 31, 2025, a 174.5% increase from cash flows from operations of $50.8 million for the prior year.

Commenting on the outlook for 2026, Chief Executive Officer Dr. Patrizio Vinciarelli stated: “Rising demand across high-performance compute, automatic test equipment, and industrial, aerospace and defense applications, should lead to a record year for Vicor’s product revenues.

The U.S. International Trade Commission has recently instituted a second investigation into illegal importation of power modules and computing systems infringing Vicor’s IP to Non-isolated Bus Converters (“NBMs”). Suppliers of infringing systems will, once again, be subject to an exclusion order affecting some of their customers, specifically unlicensed OEMs and Hyper-scalers. Vicor’s IP licensing practice is set to achieve record revenues in 2026.

As Vicor’s first ChiP fab approaches high utilization, we are planning a second fab. We are also exploring opportunities to expand total capacity by enabling an alternate source of high current density 2nd Gen VPD modules to give licensed OEMs and Hyper-scalers access to best-in-class power system technology from more than one source.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, February 19, 2026 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to register with Notified, the service provider hosting the conference call. Those registering on Notified’s website will receive dial-in info and a unique PIN to join the call as well as an email confirmation with the details. Registration may be completed at any time prior to 5:00 p.m. on February 19, 2026. For those parties interested in listen-only mode, the conference call will be webcast via a link that will be posted on the Investor Relations page of Vicor’s website prior to the conference call. Please access the website at least 15 minutes prior to the conference call to register and, if necessary, download and install any required software. For those who cannot participate in the live conference call, a webcast replay of the conference call will also be available on the Investor Relations page of Vicor’s website.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2024, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures, and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products to the power systems market, including enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, vehicles and transportation, and aerospace and defense electronics.

For further information contact:

James F. Schmidt, Chief Financial Officer

Office: (978) 470-2900

Email: invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		YEAR ENDED (Unaudited)
	DEC 31, 2025	DEC 31, 2024	DEC 31, 2025	DEC 31, 2024
Product revenue	$92,720	$80,392	$350,317	$312,463
Royalty revenue	14,544	15,774	57,384	46,595
Patent litigation settlement	—	—	45,000	—

Total product revenue, royalty revenue and patent litigation settlement	107,264	96,166	452,701	359,058
Cost of product revenues	47,841	45,806	193,272	175,060

Gross margin	59,423	50,360	259,429	183,998
Operating expenses:
Selling, general and administrative	23,195	24,171	99,031	96,886
Research and development	20,543	16,984	78,570	68,922
Litigation-contingency expense	—	—	—	19,500

Total operating expenses	43,738	41,155	177,601	185,308

Income (loss) from operations	15,685	9,205	81,828	(1,310)
Other income (expense), net	3,545	2,553	12,743	11,797

Income before income taxes	19,230	11,758	94,571	10,487
Less: (Benefit) provision for income taxes	(27,303)	1,516	(24,025)	4,348

Consolidated net income	46,533	10,242	118,596	6,139
Less: Net income (loss) attributable to noncontrolling interest	—	(4)	40	10

Net income attributable to Vicor Corporation	$46,533	$10,246	$118,556	$6,129

Net income per share attributable to Vicor Corporation:
Basic	$1.03	$0.23	$2.63	$0.14
Diluted	$1.01	$0.23	$2.61	$0.14
Shares outstanding:
Basic	45,203	45,161	45,040	44,912
Diluted	46,297	45,296	45,450	45,168

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	DEC 31,	DEC 31,
	2025	2024
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$402,805	$277,273
Accounts receivable, net	60,716	52,948
Inventories	91,340	106,032
Other current assets	32,502	26,781

Total current assets	587,363	463,034
Long-term deferred tax assets	27,463	261
Long-term investment, net	2,462	2,641
Property, plant and equipment, net	147,690	152,705
Other assets	20,853	22,477

Total assets	$785,831	$641,118

Liabilities and Equity
Current liabilities:
Accounts payable	$12,290	$8,737
Accrued compensation and benefits	12,031	10,852
Accrued expenses	3,691	6,589
Accrued litigation	28,275	26,888
Sales allowances	3,136	1,667
Short-term lease liabilities	1,568	1,716
Income taxes payable	904	59
Short-term deferred revenue and customer prepayments	3,426	5,312

Total current liabilities	65,321	61,820
Long-term income taxes payable	3,086	3,387
Long-term lease liabilities	5,608	5,620

Total liabilities	74,015	70,827
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	462,805	408,187
Retained earnings	421,359	302,803
Accumulated other comprehensive loss	(1,672)	(1,495)
Treasury stock	(170,935)	(139,424)

Total Vicor Corporation stockholders’ equity	711,557	570,071
Noncontrolling interest	259	220

Total equity	711,816	570,291

Total liabilities and equity	$785,831	$641,118